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                                                                   EXHIBIT 2.51

                            STOCK PURCHASE AGREEMENT

                                  by and among

                       American Physician Partners, Inc.
                           (a Delaware corporation),

                          WB&A Imaging Partners, Inc.
                            (a Maryland corporation)
                  (f/k/a Drs. Wener, Boyle & Associates, P.A.,
                     a Maryland professional corporation),

                                      and

                              Vimla Bhooshan, M.D.
                             John B. DeGrazia, M.D.
                             Edwin Goldstein, M.D.
                              Paul T. Lubar, M.D.
                           Calvin D. Neithamer, M.D.
                            William P. O'Grady, M.D.
                            Robert A. Olshaker, M.D.
                             Stanley M. Perl, M.D.
                             Michael S. Usher, M.D.
                             Alan J. Kronthal, M.D.
                             Steven A. Meyers, M.D.
                             Victor A. Bracey, M.D.
                               Larry W. Busching




===============================================================================

                               September 1, 1998




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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of this 1st day of September, 1998, by and among American Physician Partners, Inc., a Delaware corporation ("APPM"), WB&A Imaging Partners, Inc., a Maryland corporation (formerly known as Drs. Wener, Boyle & Associates, P.A., a Maryland professional corporation) (the "Company"), and Vimla Bhooshan, M.D., John B. DeGrazia, M.D., Edwin Goldstein, M.D., Paul T. Lubar, M.D., Calvin D. Neithamer, M.D., William P. O'Grady, M.D., Robert A. Olshaker, M.D., Stanley M. Perl, M.D., Michael S. Usher, M.D., Alan J. Kronthal, M.D., Steven A. Meyers, M.D., Victor A. Bracey, M.D. and Larry W. Busching (collectively "Shareholders"). Capitalized terms not otherwise defined when first used herein shall have the meanings ascribed to them in Article XIII of this Agreement.

                                    RECITALS

         A. Shareholders own 11,548 shares of common stock (the "Company Common Stock"), $.01 par value per share, of Company, which shares constitute all of the issued and outstanding capital stock of Company (the "Shares").

         B. Shareholders, other than Larry W. Busching, are radiologists holding active licenses from the State of Virginia, the State of Maryland, and/or the District of Columbia to practice radiology within the respective States or the District of Columbia.

         C. Shareholders desire to sell to APPM and APPM desires to purchase from Shareholders the Shares.

         D. In connection with the transactions effected pursuant to this Agreement, and prior to the Closing Date (as defined in Section 1.4 hereof), Company and Shareholders shall have effected the following transactions (such transactions, including those effected pursuant hereto and together with the purchase and sale of the Shares, the "Transactions"): (i) each of the Shareholders shall have entered into an employment agreement with WB&A Imaging, P.C., a Maryland professional corporation; (ii) Company shall have transferred all of its Professional Assets to WB&A Imaging, P.C.; and (iii) WB&A Imaging, P.C., and Ormond Imaging Partners, Inc., a Delaware corporation and wholly-owned subsidiary of APPM ("Ormond"), shall have entered into the Service Agreement of even date pursuant to which Ormond will manage and administer the non-medical aspects of the practice of radiology engaged in by WB&A Imaging, P.C.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


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


                                   ARTICLE I

                           SALE AND PURCHASE OF STOCK

         Section 1.1 Agreement to Sell and Purchase Stock. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.4 hereof) Shareholders shall sell, assign, transfer, convey and deliver to APPM, free and clear of all liens, charges, claims or encumbrances, and APPM shall purchase and acquire from Shareholders, the Shares of Shareholders. At the Closing, Shareholders shall cause to be delivered to APPM certificates representing the Shares, together with accompanying signed stock powers or instruments of assignment, duly endorsed in blank for the transfer of the Shares to APPM with all necessary transfer taxes paid or other revenue stamps affixed thereto.

         Section 1.2 Purchase Price. At the Closing, subject to the terms and conditions of this Agreement, APPM agrees to pay to Shareholders, as the purchase price (the "Purchase Price") for the Shares, the consideration set forth in Exhibit A.

         Section 1.3 Certain Prorations.

         The items set forth on Schedule 1.3 hereto shall be prorated or adjusted among APPM and the other parties hereto as of the Closing Date.

         At the Closing, Shareholders shall pay or credit to APPM all sums required to effectuate the prorations and adjustments contemplated by the provisions of this Section 1.3. If final figures have not been calculated on any of the adjustments, prorations or reimbursements as of the Closing Date, then the parties to this Agreement shall close this transaction using estimated adjustments, prorations and reimbursements which shall be subject to later readjustment when such final figures have been calculated, but in no event later than six months after the Closing Date.

         Any difference between the actual and estimated sums under Section 1.3 hereof may be offset by APPM against the Purchase Price at the Closing if not paid prior to such time.

         Section 1.4 Closing. The closing of the sale and purchase of the Shares under and in accordance with this Agreement (the "Closing") shall take place at the offices of Sherman, Meehan, Curtin & Ain, 1900 M Street, N.W., Suite 600, Washington, D.C. 20036, on September 22, 1998, effective as of September 1, 1998 (the "Effective Date"), or such later date as may be mutually agreed to in writing by the parties hereto (the "Closing Date"). Each party shall be responsible for its own attorneys' fees, and accountants' and other advisory fees associated with the Closing.

                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

         As an inducement to APPM to enter into this Agreement and to purchase the Shares and except as set forth and referenced in the Schedules, each Shareholder and Company, jointly and severally (subject to the terms and conditions hereof), represent and warrant to APPM as follows:


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         Section 2.1 Capitalization; Ownership of Company Shares. The
authorized capital stock of Company consists solely of 100,000 shares of Company Common Stock of which 11,548 shares are issued and outstanding. Shareholders are the owners of all right, title and interest (legal, record and beneficial) in and to the Shares described in Schedule 2.1 hereto, free and clear of any and all liens, charges, claims, encumbrances or restrictions of any nature whatsoever (except for any restrictions on transfer imposed by any federal securities laws or state blue sky laws) and the Shares described in
Schedule 2.1 are all of the issued and outstanding Company Common Stock. The delivery to APPM of the Shares pursuant to and in accordance with the provisions of this Agreement will transfer to APPM good and marketable title in and to all such Shares free and clear of any and all liens, charges, claims, encumbrances or restrictions of any kind or nature whatsoever (except for any restrictions on transfer imposed by any federal securities laws or state Blue Sky laws). Except as specifically contemplated in this Agreement, no Person or entity has any interest, agreement, option, right, participation, or privilege (whether preemptive or contractual) capable of becoming an agreement or option, for the purchase of any of the Shares, or any interest therein, from Shareholders. Each of the Shares of Company Common Stock has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws. No Shares of Company Common Stock have been issued or disposed of in violation of any preemptive rights, rights of first refusal, or similar rights of Shareholders or any interest holder of Company. Other than Company Common Stock, Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with Shareholders on any matter.

         Section 2.2 Transactions in Capital Stock. There exist no Company Rights. Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, except as set forth in that certain Stockholders Agreement dated November 21, 1993, which Stockholders Agreement will be terminated and canceled contemporaneously with the Closing.

         Section 2.3 Organization and Good Standing; Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. Company is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on Company. Copies of the Articles of Incorporation of Company, as amended or restated, and the Bylaws of Company, as amended or restated, and copies of the corporate minutes of Company for the 24 months immediately preceding the date of this Agreement, all of which have been or will be made available to APPM for review, are true and complete as in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of the Shareholders and directors of Company (and all committees thereof) for the subject time period. The stock record books of Company, which have been or will be made available to APPM for review, contain true, complete and accurate records of the stock ownership of record of Company and the transfer record of the shares of its capital stock.


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


         Section 2.4 Authorization and Validity. Company and the Shareholders have all requisite corporate and individual power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby, and to consummate the Transactions contemplated hereby and thereby. The execution, delivery, and performance by Company of this Agreement and the agreements contemplated herein, and the consummation by Company of the Transactions contemplated hereby and thereby, are within Company's corporate powers and have been duly authorized by all necessary action on the part of Company's Board of Directors and Shareholders. This Agreement has been duly executed by Company and Shareholders, and this Agreement, and all other agreements and obligations entered into and undertaken in connection with the Transactions contemplated hereby to which Company and Shareholders are a party, constitute, or upon execution will constitute, valid and binding agreements of Company and Shareholders, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 2.5 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained by APPM and except as disclosed on Schedule 2.5 hereto and in Section 4.1 hereof, the execution, delivery and performance by Company and Shareholders of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Company and Shareholders, to the best knowledge of Company and Shareholders require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 2.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Company and each of the Shareholders of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) other than consents, filings or notifications required to be made or obtained by APPM and except as may be disclosed on Schedule 2.5 and in Section 4.1 hereof do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents for which the failure to obtain would not reasonably be expected to result in a Material Adverse Effect on Company or a Shareholder; (ii) will not conflict with any provision of Company's Articles of Incorporation, as amended or restated, or Bylaws, as amended or restated; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Company or a Shareholder is a party or by which Company or a Shareholder or any of their properties are subject or bound except for such conflict, violation or default the occurrence of which would not reasonably be expected to result in a Material Adverse Effect on Company or Shareholders; (iv) except as is disclosed in Schedule 2.18, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of, any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which Company or a Shareholder is a party or by which Company or a Shareholder or any of their properties are bound except for such conflict, termination, breach or default, the occurrence of which would not reasonably be expected to result in a Material Adverse Effect on Company or Shareholders; and
(v) will not create any Encumbrance or restriction upon any of the assets or properties of Company or Shareholders.


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


         Section 2.7 Subsidiaries and Investments. Except as is disclosed in
Schedule 2.7 hereto, Company does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

         Section 2.8 Absence of Changes. Except as permitted or contemplated by this Agreement, since September 1, 1996, Company has conducted its business only in the ordinary course and has not:

                  (a) suffered any change (whether or not covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company;

                  (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                  (c) written off as uncollectible any receivable, except for write-offs in the ordinary course of business;

                  (d) except in the ordinary course of business and consistent with past practice, canceled or compromised any debts, or waived or permitted to lapse any claims or rights, or sold, transferred or otherwise disposed of any of its properties or assets;

                  (e) entered into any commitment or transaction not in the ordinary course of business that is material to Company, taken as a whole, or made any capital expenditure or commitment in excess of $5,000 individually or $10,000 in the aggregate;

                  (f) made any material change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                  (g) except in the ordinary course of business consistent with past practice, incurred any liabilities or obligations (absolute, accrued or contingent) in excess of $5,000 individually or $10,000 in the aggregate;

                  (h) mortgaged, pledged, subjected, or agreed to subject, any of its assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable or for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted, and all other Encumbrances granted in similar transactions;

                  (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in itself other than with respect to the purchase of 1,000 shares of Company Common Stock by each of Alan B. Kronthal and Robert A. Olshaker, 688 shares of Company Common Stock by Steven A. Meyers, and 430 shares of Company Common Stock by Victor A. Bracey and 430 shares of Company Common Stock by Larry W. Busching;


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                  (j) increased any salaries, wages or any employee benefits for any employee of Company, or paid any bonus, except in the ordinary course of business and consistent with past practice;

                  (k) hired, committed to hire, or terminated any employee except in the ordinary course of business;

                  (l) declared, set aside, or made any payments, dividends or other distributions to Shareholders in their capacities as Shareholders, or any other holder of capital stock of Company (except as expressly contemplated herein); or

                  (m) agreed, whether in writing or otherwise, to take any action described in this Section 2.8.

         Section 2.9 Litigation and Claims. Except as is disclosed in Schedule
2.9 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the best knowledge of Company and Shareholders, threatened, against Company, Shareholders, any Physician Employees, or, to the best knowledge of Company and Shareholders, any other licensed professional or other individual affiliated with Company which (i) if successful, individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect on Company or Shareholders or (ii) if successful, reasonably would be expected to materially adversely affect the ability of Company or Shareholders to effect the Trans actions contemplated hereby. There are no unsatisfied judgments against Company or Shareholders or any Physician Employee, or any consent decrees to which any of the foregoing is subject, relating to services provided on behalf of Company. Each of the matters, if any, disclosed in Schedule 2.9 (collectively, the "Litigation") is fully covered by policies of insurance of Company or Shareholders as in effect on the date hereof.

         Section 2.10 No Violation of Law. Neither Company nor any Shareholder has been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party, or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which reasonably, individually or in the aggregate, would not have a Material Adverse Effect on Company or any Shareholder.

         Section 2.11 Employee Matters. Except as listed in Schedule 2.11 hereto and in Schedule 2.13 hereto, Company is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), of or pertaining to Company and any of its present or former employees, or any predecessors in interest. Schedule 2.11 lists each employee or contractor of, or consultant to, Company who received any salary, benefit or bonus for 1997 in excess of $50,000, or who is expected to receive any salary, benefit or bonus in 1998 in excess of $50,000. Company is not delinquent in payment


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to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee or Physician Employee, no severance or other payments will become due, and Company has no policy, past practice, or plan of paying severance on termination of employment, except for the deferred compensation provisions contained in the employment agreements with the Shareholders specified in Schedule 2.11 (which employment agreements are being terminated or assumed as of the Effective Date by WB&A Imaging, P.C.).

         Section 2.12 Labor Relations.

                  (a) Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                  (b) There is no unfair labor practice, charge or complaint or any other employment-related matter against or involving Company pending, or, to the best knowledge of Company or Shareholders, threatened, before the National Labor Relations Board or any other federal, state or local agency, authority or court;

                  (c) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending, or, to the best knowledge of Company and Shareholders, threatened, before the Equal Employment Opportunity Commission or any other federal, state or local agency or court against Company. There have been no governmental audits of the equal employment opportunity practices of Company, and, to the best knowledge of Company and Shareholders, no basis for any such audit exists which, if conducted, would reasonably be expected to result in a Material Adverse Effect on Company;

                  (d) To the best knowledge of Company and Shareholders, Company is in compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder; and

                  (e) There are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by Company pending, or, to the best knowledge of Company and Shareholders, threatened, by any state professional board or agency charged with regulating the professional activities of radiology care practitioners.


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


         Section 2.13 Employee Benefit Plans.

                  (a) Identification. Schedule 2.13 hereto contains a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by Company or to which Company contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). Company has provided to APPM copies of all current plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports for immediately preceding three (3) years, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of, or are incident to the administration of, the Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by Company without any further liability or obligation on the part of Company to make further contributions or payments in connection therewith following such termination, except to the extent of any benefits accrued through the date of termination which accrued benefits shall be paid by Company. No unwritten amendment exists with respect to any Employee Benefit Plan.

                  (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (c) Examinations. Company has not received any written notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

                  (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APPM or any of its Affiliates.

                  (e) Claims and Litigation. No pending, or, to the best knowledge of Company and Shareholders, threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (f) Qualification. Except as noted on Schedule 2.13, Company has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of
Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of
Section 501(a) of the Code and, to the best knowledge of Company and Shareholders, each such Employee Benefit Plan has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings are pending, or, to the best knowledge of Company and Shareholders, have been threatened, that could result in the revocation of any such favorable determination letter or ruling.


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


                  (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which Company is a member (a "Controlled Group"). Neither Company nor any member of a Controlled Group maintains or has ever maintained an Employee Benefit Plan subject to Title IV of ERISA or an Employee Benefit Plan described in Section 501(c)(9) of the Code.

                  (h) Excise Taxes. Neither Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                  (i) Multi-employer Plans. Neither Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multi-employer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                  (j) PBGC. No facts or circumstances are known to Company or Shareholders that would be reasonably likely to result in the imposition of liability against APPM or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by Company or any member of a Controlled Group. To the best knowledge of Company and Shareholders, no reportable event (within the meaning of Section 4043 of ERISA), for which the notice requirement has not been waived, has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                  (k) Retirees. Except as noted on Schedule 2.13, Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

                  (l) Labor Unions. Neither Company nor Shareholders, nor, to the best knowledge of Company and Shareholders, Physician Employees are members of any labor union or parties to any agreement or contract with any labor union.

                  (m) Other Compensation Arrangements. Neither Company nor Shareholders, nor, to the best knowledge of Company and Shareholders, Physician Employees are a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with Company or to which Company is a party.

         Section 2.14      Environmental Matters.

                  (a) Company has not within the five years preceding the date hereof, through the Closing Date, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order, or any written notice of any penalty, lien or assessment, and to the best knowledge of Company and


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Shareholders, no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by Company of any Environmental Law (as defined in subsection (e) below); (ii) alleged failure by Company to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by Company.

                  (b) Company has not used, transported, disposed of, or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) in a manner that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection
(e) below) for Company under any applicable Environmental Law that had, or would reasonably be likely to have, a Material Adverse Effect on Company. Company has not engaged in any activity, or failed to undertake any activity, which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law which, in any such instance, had, or would reasonably be likely to have, a Material Adverse Effect on Company. To the best knowledge of Company and Shareholders, there is no known presence of asbestos in or on Company's owned or leased premises. To the best knowledge of Company, there is no friable asbestos in or on Company's owned or leased premises.

                  (c) To the best knowledge of Company and Shareholders, no soil or water in or under any assets currently or formerly held for use or sale by Company is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly, by Company, and where such contamination had, or would be reasonably likely to have, a Material Adverse Effect on Company.

                  (d) There have been no environmental audits or other similar reports which have been prepared by, for or, to the best knowledge of Company and Shareholders, concerning, Company within the five years preceding the date hereof through the Closing Date with respect to any real property now or previously owned or leased by Company or any of its predecessors.

                  (e) For the purposes of this Section 2.14, the following terms have the following meanings:

                  "Environmental Laws" shall mean any domestic, federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.


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


                  "Environmental Liabilities" shall mean all liabilities of Company, whether contingent or fixed, which (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Closing Date.

                  "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation those substances, materials and wastes defined in or regulated under any Environmental Laws.

                  "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 2.15 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by Company with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on Company.

         Section 2.16 Lease Agreements. Schedule 2.16 hereto contains a true, accurate and complete list of all the lease agreements and license agreements to which Company is a party and pursuant to which Company leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $12,000 per year (the "Lease Agreements"). Company has delivered to APPM true and complete copies of all of the Lease Agreements. There is not under any Lease Agreement (i) any existing or claimed material default by Company or event which, with notice or lapse of time, or both, would constitute a material default by Company, which, individually or in the aggregate, may reasonably be expected to result in a Material Adverse Effect on Company, or (ii) to the best knowledge of Company, any existing material default by any other party under any of the Lease Agreements or any event which, with notice or lapse of time, or both, would constitute a material default by any such party. There is no pending or, to the best knowledge of Company and Shareholders, threatened reassessment of any property covered by the Lease Agreements. Company has a good, clear, valid and enforceable, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy, leasehold interest under each of the Lease Agreements. The Lease Agreements are in compliance with all applicable safe harbor provisions promulgated by the Department of Health and Human Services in connection with the enforcement of the federal Fraud and Abuse Statute, 42 CFR Part 1001, and any similar applicable state safe harbor or other exemption provisions. Neither Company nor, to the best knowledge of Company and Shareholders, any other party thereto, has challenged the validity or effectiveness of any Lease Agreement.

         Section 2.17 Insurance Policies. Schedule 2.17 hereto lists and briefly describes Company's policies of insurance to which Company is a party or under which Company or any officer or director thereof is or has been covered at any time during the last five years preceding the date of this Agreement relating to the business of Company (the "Insurance Policies"). All premiums with respect to the Insurance Policies are currently paid. All Insurance Policies currently maintained by Company ("Current Policies"), taken together, (i) are sufficient for compliance with legal and contractual requirements to which Company is a party or by which Company may be bound, and (ii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Closing Date. True, complete and correct copies of all Current Policies have been provided to APPM. Neither Company nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy canceling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of Company and Shareholders, no such cancellation or increase of deductibles, retainers or premiums is threatened. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five years preceding the Agreement, neither Company nor Shareholders have filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. Schedule 2.17 also sets forth a list of all claims under any Insurance Policy in excess of $2,500 per occurrence filed by Company or Shareholders during the immediately preceding three-year period. Each Physician Employee has, at all times while a Physician Employee, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for such a physician practicing the same type of radiology in the same geographic area.

         Section 2.18 Contracts and Commitments.

         Schedule 2.18 hereto contains a true, accurate and complete list, and Company has delivered to APPM true and complete copies, of each contract, agreement and other instrument (other than insurance contracts identified in Section 2.17 or Lease Agreements identified in Section 2.16) to which Company is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between Company, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements, and other agreements and obligations relating to the borrowing of money, or to the direct or indirect guarantee or assumption of obligations of third parties requiring Company to make, or setting forth conditions under which Company would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $75,000 in any fiscal year or $75,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of Company (or any provider employee of Company) to compete in any line of business with any person or entity or in any geographic area, or (v) all written contracts and commitments providing for future payments by Company in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. Company has not challenged the validity or effectiveness of any such contract, agreement or other instrument, and has not received written notification from any other party thereto challenging its validity or effectiveness or indicating any plan or intention of any other party to exercise any right to cancel or terminate any contract, agreement or instrument required to be disclosed pursuant to
Section 2.18, and to the best knowledge of Company and Shareholders, there are no fact(s) that would justify the exercise of such a right. To the best knowledge of Company and

Shareholders, none of the parties to any such contract, agreement or instrument contemplates any amendment or change thereto; there has been no threatened cancellation thereof; there are no outstanding disputes thereunder; each such contract, agreement and instrument is with unrelated third parties and was entered into on an arms-length basis with the exception of the agreement with Diagnostic Management Associates, Inc.; and, subject to the provisions and qualifications of Schedule 2.18, and assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditor's rights generally, or by general equity principles, or by public policy; there are no contracts, agreements or other instruments to which Company is a party or is bound (other than physician employment contracts, Insurance Policies, the agreements specified on Schedule 2.18, and the Lease Agreements) which either singularly or in the aggregate could reasonably be expected to have a Material Adverse Effect on the value of the assets and properties of Company. Notwithstanding the foregoing, Company shall not possess at Closing any contracts or agreements relating to the provision of professional medical services and other such agreements and contracts that APPM consents to in writing to be transferred to WB&A Imaging, P.C.

         Section 2.19 Licenses, Authorization and Provider Programs. Each of Company, and each Physician Employee, and, to the best knowledge of Company and Shareholders, each other licensed employee or independent contractor of Company
(i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications, and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its/his/her business, and (ii) is eligible to participate in and to receive reimbursement under programs funded in whole or in part by federal, state or local entities for which Company is eligible ("Governmental Programs"). Each of Company, each Shareholder, and each Physician Employee has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which Company is presently receiving payments directly or indirectly from any Payor for patient care provided by such Physician Employee, licensed employee or independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations (including, but not limited to, verification of Medicare and Medicaid provider numbers (if any)), and provider agreements, is set forth in Schedule 2.19 hereto. No violation, default, order or deficiency exists with respect to any of the items listed in Schedule 2.19 hereto except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on Company, and, except as disclosed in Schedule 2.19 hereof, there is no action pending, or, to the best knowledge of Company and Shareholders, threatened, by any state or federal agencies having jurisdiction over the items listed in Schedule 2.19, either to revoke, withdraw or suspend any material license or to terminate the participation of Company in any Governmental Program or Private Program, and, to the best knowledge of Company and Shareholders, no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in
Schedule 2.19 or to revoke, withdraw or suspend any material license of Company to operate its business as is presently being conducted by it. No contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months. To the best knowledge of Company and Shareholders, there has been no decision by either party not to renew any existing agreement with any provider or Payor relating to Company's business as presently being conducted by it.

         Section 2.20 Inspections and Investigations. Neither the right of Company, nor any Physician Employee, nor, to the best knowledge of Company and the Shareholders, any licensed professional or other individual affiliated with Company, to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No Physician Employee, or, to the best knowledge of Company and Shareholders, licensed professional or other individual affiliated with the business, has, during the past three years prior to the Closing Date, had his professional license or privileges limited, suspended or revoked by any governmental regulatory authority or agency, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 2.20 have been provided to APPM.

         Section 2.21 Proprietary Rights and Information.

                  (a) Set forth in Schedule 2.21 hereto is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by Company, (ii) all patents and applications therefor, and inventions and discoveries that may be patentable, currently owned, in whole or in part, or used by Company, (iii) all licenses, royalties, and assignments thereof to which Company is a party, (iv) all copyrights (for published and unpublished works) currently owned, in whole or part, or used by Company, and (v) other similar agreements relating to the foregoing to which Company is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                  (b) Schedule 2.21 hereto contains a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that Company is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, and true, correct and complete copies of which have been provided to APPM. There are no outstanding or, to the best knowledge of Company and Shareholders, threatened, disputes or disagreements with respect to any such agreement.

                  (c) Company owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other Person. No consent of any Person will be required for the use thereof by Company upon consummation of the Transactions contemplated hereby, and the Proprietary Rights are freely transferable. To the best knowledge of Company and Shareholders, no claim has been asserted by any Person to the ownership of, or for infringement by Company of, any Proprietary Right of any other Person, and neither Company nor Shareholders is aware of any valid basis for any such claim. To the best knowledge of Company and Shareholders, no proceedings have been threatened which challenge the Proprietary Rights of Company. Company has the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 2.22 Accounts Receivable; Payors.

                  (a) Schedule 2.22 hereto sets forth a list and aging of all accounts receivable of Company as of August 31, 1998, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts, and, are, to the extent still uncollected, to the best knowledge of Company and Shareholders, collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in Company Financial Statements or on the accounting records of Company (which reserves are calculated consistent with generally accepted accounting principles and past practice). Nothing contained herein shall be deemed a guarantee of collection with respect to the accounts receivable.

                  (b) Schedule 2.22 hereto sets forth (i) a true, correct and complete list of the names and addresses of each Payor of Company as of such date, which accounted for more than 5% of the revenues of Company in the fiscal year ended December 31, 1997, or which is reasonably expected to account for more than 5% of the revenues of Company for the fiscal year to end December 31, 1998, and (ii) a single line item listing for all private-pay patients in the aggregate of Company. Company has satisfactory relations with such Payors set forth in (i) above, and to the best knowledge of Company and Shareholders none of such Payors has notified Company in writing that it intends to discontinue its relationship with Company or to deny any payments due from, or any claims for payment submitted to, any such party.

         Section 2.23 Accounts Payable; Suppliers.

                  (a) Schedule 2.23 hereto sets forth a true and complete (i) list of the accounts payable of Company as of August 31, 1998, and (ii) list of each individual indebtedness owed by Company of $5,000 or more, setting forth the payee and the amount of indebtedness.

                  (b) Schedule 2.23 sets forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to Company (including without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by Company in excess of $25,000 for the fiscal year ended December 31, 1997, or which is reasonably expected to account for a dollar volume of purchases paid for by Company in excess of $25,000 for the fiscal year to end December 31, 1998.

         Section 2.24 Taxes.

                  (a) Filing of Tax Returns. Company has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns are complete and accurate in all material respects and properly reflect the taxes of Company for the periods covered thereby.

                  (b) Payment of Taxes. Except for such items as Company may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 2.24, (i) Company has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed, and has made appropriate estimated tax payments, if any, for all of the same that have not yet become due and payable ("Taxes"), and (ii) Company is not delinquent in the payment of any tax, assessment or governmental charge.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Company has not received any notice that any tax deficiency or delinquency has been asserted against Company, and, to the best knowledge of Company and Shareholders, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Company that could reasonably be likely to be asserted by any taxing authority. There is no taxing authority audit of Company pending, or, to the best knowledge of Company and Shareholders, threatened, and the results of any completed audits are properly reflected in Company Financial Statements. Company has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of Company which have resulted from any failure to pay (or alleged failure to pay) taxes.

                  (d) No Extension of Limitation Period. Company has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither Company nor any Shareholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

                  (g) Safe Harbor Lease. None of the properties or assets of Company constitutes property that Company, APPM, Ormond or any Affiliate of APPM, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                  (h) Tax Exempt Entity. None of the assets or properties of Company are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (i) Collapsible Corporation. Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

                  (j) Boycotts. Company has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (k) Parachute Payments. No payment required or contemplated to be made by Company will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (l) S Corporation. Company has not made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

                  (m) Personal Holding Companies. Company is not or has not been a personal holding company within the meaning of Section 542 of the Code.

         Section 2.25 Fraud and Abuse and Self Referral. Neither Company nor any of the Shareholders has engaged, and, to the best knowledge of Company, no Persons or entities providing professional services for or on behalf of Company have engaged, in any activities which are prohibited under 42 U.S.C. 1320a 7, 7a or 7b, or 42 U.S.C. 1395nn, or (subject to the exceptions or safe harbor provisions set forth in such legislation) the regulations promulgated thereunder or pursuant to any similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct.

         Section 2.26 Continuity of Business Enterprise. There has not been any sale, distribution or spin-off of significant assets of Company other than in the ordinary course of business within the two years preceding the date of this Agreement.

         Section 2.27 Company Financial Statements. Attached hereto as Schedule
2.27 are (i) the compiled statements of assets, liabilities, and Shareholders' equity, income tax basis, of the Company as of December 31, 1997 and the accompanying supplementary information, income tax basis (collectively, the "Company Annual Financial Statements") and (ii) the compiled consolidated assets, liabilities, and Shareholders' equity of the Company as of June 30, 1998, and the related statements of income, and statements of cash flows of Company for the six (6) month period then ended (collectively, the "Company Current Financial Statements"). Company Annual Financial Statements and Company Current Financial Statements are sometimes collectively referred to herein as the "Company Financial Statements." Company Annual Financial Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of Company as of the dates indicated and present fairly the results of Company's operations for the periods then ended, and (c) are in accordance with the books and records of Company, which have been properly maintained and are complete and correct in all material respects. Company Current Financial Statements present fairly the financial position of Company as at the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject to normal year-end adjustments (the effect of which will not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company) and lack of footnotes thereto.

         Section 2.28 No Undisclosed Liabilities. Company does not have any liabilities or obligations of any nature, whether known or unknown and whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in Company's Current Balance Sheet.

         Section 2.29 Schedules. All Schedules required by this Article II and attached hereto are true, correct, and complete in all material respects as of the date of this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF APPM

         As an inducement to Company and Shareholders to enter into this Agreement and to sell the Shares, APPM hereby represents and warrants as follows:

         Section 3.1 Organization and Good Standing; Qualification. APPM is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APPM is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on APPM. Copies of the Articles of Incorporation of APPM as amended or restated, and the bylaws of APPM, as amended, and copies of the corporate minutes of APPM regarding this Agreement and the Transactions contemplated hereby and thereby, all of which have been or will be made available to Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APPM (and all committees thereof) regarding this Agreement and the Transactions contemplated hereby and thereby.

         Section 3.2 Authorization and Validity. APPM has all requisite corporate power to execute and deliver this Agreement and all other agreements entered into in connection with the Transactions contemplated hereby and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance by APPM of this Agreement and the agreements provided for herein, and the consummation by APPM of the Transactions contemplated hereby and thereby, are within APPM's corporate powers and have been duly authorized by all necessary action on the part of APPM's Board of Directors. This Agreement has been duly executed by APPM. This Agreement and all other agreements and obligations entered into and undertaken in connection with the Transactions contemplated hereby and thereby to which APPM is a party constitute, or upon execution will constitute, valid and binding agreements of APPM enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APPM and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) other than consents, filings or notifications required to be made or obtained by Company or Shareholders, do not require the consent of any governmental or regulatory body or authority or any other third party except for such consents for which the failure to obtain would not result in a Material Adverse Effect on APPM; (ii) will not conflict with any provision of APPM's Articles of Incorporation, as amended or restated, or Bylaws, as amended; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APPM is a party or by which APPM or its properties are subject or bound except for such conflict, violation or default the occurrence of which would not reasonably be expected to result in a Material Adverse Effect on APPM; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit, material to this transaction, to which APPM is a party or by which APPM or any of its properties are bound except for such conflict, termination, breach or default, the occurrence of which would not result in a Material Adverse Effect on APPM; and (v) will not create any Encumbrance or restriction upon any of the assets or properties of APPM.

         Section 3.4 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of APPM who is entitled to any fee or commission upon consummation of the Transactions contemplated by this Agreement or referred to herein.

         Section 3.5 Governmental Authorizations. Other than consents, filings or notifications required to be made or obtained by Company or Shareholders, the execution, delivery and performance by Company of this Agreement and the agreements provided for herein, and the consummation of the Transactions contemplated hereby and thereby by APPM, to the best knowledge of APPM, require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.6 Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending, or, to the best knowledge of APPM, threatened against APPM which could adversely materially affect the ability of APPM to effect the Transactions contemplated hereby.

         Section 3.7 No Violation of Law. APPM has not been, and shall not be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on APPM.

         Section 3.8 APPM Common Stock. The APPM Common Stock issued to the Shareholders pursuant hereto, has been validly issued by APPM, is fully paid and non-assessable, and to APPM's best knowledge, based on representations made by the Shareholders to APPM, is exempt from registration under federal securities laws.

                                   ARTICLE IV

                     COVENANTS OF COMPANY AND SHAREHOLDERS

         Section 4.1 Spin-Off Transaction. Each of Company, the Shareholders and APPM acknowledges and agrees that in order to effect the Transactions contemplated hereby in accordance with the applicable law of the State of Maryland, including without limitation Section 5-111 of the

Corporations and Associations Volume of the Maryland Annotated Code, it will be necessary, immediately prior to or contemporaneously with the Closing, (i) to convert Company from a professional corporation to a business corporation under Maryland law, and (ii) to transfer to WB&A Imaging, P.C. all of those certain assets of the Company (the "Professional Assets") specified in Schedule 4.1 hereto, which by law cannot be either acquired or used by Company as a business corporation because they relate to the professional practice of radiology. Accordingly, the parties hereto agree that the following steps should be taken immediately prior to or contemporaneously with the Closing, and that the parties will reasonably cooperate therein:

                  (a) Company and Shareholders shall file, or cause to be filed, with the Maryland State Department of Assessments and Taxation ("MSDAT") appropriate amendments to Company's Articles of Incorporation to effect a conversion of Company from a professional corporation to a business corporation under the laws of the State of Maryland, which amendments, among other things, shall delete all references in the Articles of Incorporation to the rendering of professional services and shall adopt the name "WB&A Imaging Partners, Inc."; and

                  (b) Company and Shareholders shall transfer, or cause to be transferred, to WB&A Imaging, P.C. all of Company's right, title and interest in and to all of the Professional Assets.

         Section 4.2 New Leases. Each of the parties hereto acknowledges and confirms that Company presently leases certain offices (the "Offices") at which it conducts its business and which are located at 2616 Sherwood Hall Lane, Alexandria, Virginia, and 1020 Duke Street, Alexandria, Virginia, from Duke Associates Limited Partnership, a Virginia limited partnership under separate office leases (the "Existing Office Leases"). Each of the parties additionally acknowledges and confirms its understanding that Ormond has agreed to and shall enter directly into new leases (the "New Office Leases") with Duke Associates Limited Partnership for the continued leasing of the Offices. Accordingly, notwithstanding any provision in this Agreement to the contrary, the parties agree that contemporaneously with, and as a condition to the Closing, (a) the Existing Office Leases shall be terminated and canceled and the New Office Leases shall be executed, and (b) Ormond shall enter into a new office lease with Magnetic Resonance Imaging Associates Limited Partnership for the leasing of the MRI Facility located at 8001 Branch Avenue, Clinton, Maryland (the "Branch Avenue Lease").

         Section 4.3 Transfer of Stock Ownership Interests. As reflected on
Schedule 2.7 hereto, Company (a) owns 1,000 shares of common stock (the "MIN Stock") in Medical Imaging Network, Inc. ("MIN"), and is a party to that certain Third Amended Stockholders Agreement for Medical Imaging Network, Inc. (the "MIN Stockholders Agreement"), dated as of January 23, 1995, by and among, inter alia, MIN and Company, and to that certain Participation Agreement for Physician Services (the "Participation Agreement"), dated as of January 1, 1992, by and between MIN and Company; and (b) is a party to that certain Agreement Concerning Virginia's Physicians Network Inc. (the "VPN Agreement"), dated January 14, 1997, by and among Company and each physician employee of the Company specified therein (collectively, the "VPN Physicians"), pursuant to which Company is deemed to be the equitable owner of all shares of stock in the Virginia's Physician's Network, Inc. ("VPN") now held by each of the VPN Physician. Each of the parties hereto (i) agrees that, immediately prior to the Closing, Company shall transfer, set over, and assign to WB&A Imaging, P.C. ("WBA") (1) the MIN Stock, and (2) all of Company's right, title, and interest under the MIN Stockholders Agreement and the Participation Agreement (the "MIN Transfers"), and (ii) acknowledges and confirms that the MIN Transfers are subject to the consent and approval of MIN and the other stockholders of MIN, and that the MIN Transfers shall be binding upon the parties hereto regardless of whether the required consent and approval of MIN and the other stockholders of MIN are received. APPM also acknowledges and agrees that receipt, after the Closing, of the consent and approval of MIN and its other stockholders to the MIN Transfers is not assured, and that neither Company, WBA nor any of the Shareholders shall have any liability if and in the event such approval and consent is not received. APPM shall cooperate reasonably with WBA and the Shareholders, after the Closing, in securing the required consent of MIN and its other stockholders to the MIN Transfers. Each of the parties hereto additionally agrees that, immediately prior to the Closing, Company, together with the VPN Physicians and WBA, shall enter into an amendment to the VPN Agreement pursuant to which WBA shall be designated as, and shall be deemed to be, the equitable owner of all of the VPN Stock owned by the VPN Physicians.

         Section 4.4 WBA Fees. In connection with the assignment by Company to WBA of the Payor Contracts as part of the Professional Assets identified on
Schedule 4.1 hereto, each of the parties hereto acknowledges and agrees that it is likely that Company will receive, after the Closing, fees for services rendered after the Closing by WBA and to which WBA shall be entitled (collectively, the "WBA Fees"). The parties agree that, subject to the terms and conditions of the Service Agreement, promptly after its receipt of any WBA Fees, APPM shall take, or shall cause Company to take, any and all action necessary to transfer, assign, set over, and deliver to WBA all of such WBA Fees.

         Section 4.5 Company Bank Accounts. Each of the parties agrees that the account balances existing as of the Closing in each of the bank accounts of Company (collectively, the "Bank Accounts") shall be deemed to be the property of the Shareholders and may be distributed to the Shareholders immediately prior to or contemporaneously with the Closing.

         Section 4.6 Third Party Consents. Notwithstanding anything to the contrary contained herein, including, without limitation, the representation and warranty of Company and Shareholders in Section 2.6 hereof, each of APPM, Company, and Shareholders acknowledges and agrees that, as of the Closing, the necessary consents will not have been received from the other parties to the transfer by Company to WBA of all right, title, and interest of Company under the "Third Party Payor Contracts" which term is defined on Schedule 4.1 hereto and which contracts constitute a part of the Professional Assets. Each of the parties hereto acknowledges and confirms that it has reviewed Schedule 2.18 hereto, the provisions of which shall be deemed in substitution of any and all other representations and warranties by Company or Shareholders in this Agreement regarding the assignability of the Third Party Payor Contracts. Each of the parties hereto agrees that it will cooperate reasonably with each other in undertaking and completing the steps specified in Schedule 2.18 hereto regarding the assignment or other transfer of the benefits of each Third Party Payor Contract from Company to WBA. APPM confirms and agrees that neither Company nor any of the Shareholders shall be deemed to be in breach of any representation, warranty or covenant of or under this Agreement if and in the event the assignment of any Third Party Payor Contract cannot be effected or any such Third Party Payor Contract is canceled as a result of or in connection with the Transactions under this Agreement.

                                   ARTICLE V

                             Intentionally Omitted

                                   ARTICLE VI
                         POST-CLOSING COVENANTS OF APPM

         Section 6.1 Removal of Paul T. Lubar as Guarantor. APPM will use commercially reasonable efforts to cause Prime Leasing, Inc. to remove and release Paul T. Lubar as a guarantor for and with respect to the equipment lease entered in by Company, as lessee, and Prime Leasing, as lessor.

                                  ARTICLE VII

                             Intentionally Omitted

                                  ARTICLE VIII

                       CLOSING DELIVERIES BY THE PARTIES

         Section 8.1 Deliveries of Shareholders and Company. At or prior to the Closing Date, Shareholders and Company shall deliver to APPM the following, all of which shall be in a form reasonably satisfactory to APPM:

                  (a) a copy of resolutions of the Board of Directors of Company authorizing the execution, delivery and performance of this Agreement, the Transactions to which Company is a party, and all related documents and agreements in consummation of the Transactions, each certified by the Secretary of Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) Articles of Incorporation of Company certified by MSDAT;

                  (c) Bylaws of Company certified by the Secretary of Company;

                  (d) stock certificates representing the Shares, together with accompanying signed stock powers or instruments of assignment, duly endorsed in blank for the transfer of the Shares to APPM with all necessary transfer taxes paid or other revenue stamps affixed thereto;

                  (e) Intentionally Omitted;

                  (f) Intentionally Omitted;

                  (g) Intentionally Omitted;

                  (h) Intentionally Omitted;

                  (i) a certificate of the Secretary of Company certifying the incumbency of the directors and officers of Company and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Company;

                  (j) a certificate, dated within thirty days prior to the Closing Date, of MSDAT for Company establishing that Company is in existence, has paid all franchise or similar taxes, if any, and is in good standing to transact business in the State of Maryland;

                  (k) all authorizations, consent, approvals, permits and licenses referenced in Section 2.16 of this Agreement;

                  (l) the Service Agreement in substantially the form attached hereto as Exhibit B (the "Service Agreement");

                  (m) an executed Shareholders' Release by Shareholders in substantially the form attached hereto as Exhibit E (the "Shareholders' Release");

                  (n) Employment Agreements in substantially the form attached hereto as Exhibit C (the "Employment Agreements") executed by each of the Shareholders;

                  (o) legal opinion of counsel to Company in substantially the form attached hereto as Exhibit D;

                  (p) Intentionally Omitted;

                  (q) resignations effective on September 22, 1998 of all officers and directors of Company;

                  (r) minute book and all other books and records, including all accounting records, of the Company;

                  (s) such other instrument or instruments prepared by Company or Shareholders as shall be necessary or appropriate, as APPM or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the Transactions, provided, however, that the same do not increase the obligations or liabilities of Company or Shareholders beyond those created by this Agreement; and

                  (t) the New Office Leases and the Branch Avenue Lease.

         Section 8.2 Deliveries of APPM. At or prior to the Closing Date, APPM shall deliver to Shareholders and Company the following, all of which shall be in a form reasonably satisfactory to Shareholders and Company:

                  (a) a copy of resolutions of the Board of Directors of APPM authorizing the execution, delivery and performance of this Agreement, the Transactions to which APPM is a party, and all related documents and agreements in consummation of the Transactions, each certified by the Secretary of APPM as being true and correct copies of the originals thereof subject to no modifications or amendments;

                  (b) Articles of Incorporation of APPM, certified by the Secretary of APPM;

                  (c) Bylaws of APPM as they exist on the Closing Date, certified by the Secretary of APPM;

                  (d) Intentionally Omitted;

                  (e) Intentionally Omitted;

                  (f) a certificate of the Secretary of APPM certifying the incumbency of the directors and officers of APPM and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of APPM;

                  (g) a certificate, dated within ten days prior to the Closing Date, of the Secretary of the State of Delaware for APPM establishing that APPM is in existence, has paid all franchise or similar taxes, if any, and is in good standing to transact business in the State of Delaware.

                  (h) Intentionally Omitted;

                  (i) the Service Agreement;

                  (j) the Purchase Price; and

                  (k) such other instrument or instruments prepared by APPM as shall be necessary or appropriate, as Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the Transactions, provided, however, that the same do not increase the obligations or liabilities of Company or Shareholders beyond those created by this Agreement.

         Section 8.3 Intentionally Omitted.

                                   ARTICLE IX

                              POST-CLOSING MATTERS

         Section 9.1 Further Instruments of Transfer. During a reasonable period following the Closing, at the request of APPM, Shareholders and Company shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement and the Transactions. During a reasonable period following the Closing, at the request of Company, APPM and Ormond shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement and the Transactions.

         Section 9.2 Survival of Article X. Notwithstanding any other provision of this Agreement to the contrary, Article X of this Agreement shall survive the Closing.

                                   ARTICLE X

                                INDEMNIFICATION

         Section 10.1 Indemnification by Company and Shareholders. Subject to the terms and conditions of this Article X, Company and Shareholders jointly and severally agree to indemnify, defend and hold harmless APPM and its directors, officers, shareholders, employees, agents, attorneys, consultants, Affiliates, legal representatives, and heirs from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all reasonable costs of experts and all reasonable costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of, in connection with or resulting from:

                  (a) a breach by Company or Shareholders of any representation or warranty or covenant of Company or Shareholders contained in this Agreement or in any schedule, exhibit, certificate or other instrument delivered pursuant to or as a part of this Agreement; or

                  (b) any violation (or alleged violation) by Company and/or any of its past or present directors, officers, partners, shareholders, employees (including, without limitation, Physician Employees), agents, attorneys, consultants, Affiliates, legal representatives, and heirs of any state or federal law governing health care fraud and abuse or prohibition on referral of patients to any Person or entity in which a licensed professional has a financial or other form of interest occurring on before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date and for which Company received payment on or before the Effective Date ("Healthcare Fraud").

         Section 10.2 Indemnification by APPM. Subject to the terms and conditions of this Article X, APPM agrees to indemnify, defend and hold harmless Company and Shareholders, and, as applicable, their respective directors, officers, shareholders, employees, agents, attorneys, consultants, Affiliates, legal representatives, and heirs from and against all Damages asserted against or incurred by such individuals and/or entities arising out of, in connection with or resulting from a breach by APPM of any representation or warranty or covenant of APPM contained in this Agreement or in any schedule, exhibit, certificate or other instrument delivered pursuant to or as a part of this Agreement.

         Section 10.3 Claims. All claims for indemnification pursuant to this
Article X shall be asserted and resolved as follows:

                  (a) Any party claiming indemnification pursuant to this
Article X (an "Indemnified Party") shall promptly (and, in any event at least ten days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party (a "Third Party Claim") that could give rise to a right of indemnification pursuant to this Article X and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party

Claim, and the basis of the Indemnified Party's request for indemnification under this Agreement. Except as provided in Section 10.5, the failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Any damages ultimately awarded shall be reduced by the costs incurred as a result of such delay. Within 30 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article X with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim;

                  (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 10.3(b). Except as set forth in Section 10.3(f) hereof, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                  (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article X and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                  (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article X relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 10.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 60-day Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages, and such offer is contingent only upon the acceptance by the Indemnifying Party, and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                  (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for breach of any representation or warranty as provided in Sections 10.1(a) or 10.2 hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 10.1 or 10.2 (as applicable) as a result of such a breach or breaches exceeds $15,000 (but expressly excluding any claims involving fraud, intentional misrepresentation, title to the Shares, Taxes, Litigation and Healthcare Fraud).

                  (h) Notwithstanding any provision herein to the contrary, APPM shall have the right to offset against a Shareholder and/or Company amounts due and payable by APPM to such Person or entity as payment for any indemnification obligation of Company or Shareholders pursuant to this Article X.

                  (i) The remedies provided in this Agreement shall be exclusive of any other rights or remedies available to one party against the other, either at law or in equity, except that this section shall not limit either party's right to equitable relief, to the extent and as appropriate, with respect to fraud, intentional misrepresentations, title to the Purchased Assets, Taxes, Litigation or Healthcare Fraud.

         Section 10.4 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

         Section 10.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefits received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

         Section 10.6 Breach by Shareholder. The parties agree that, notwithstanding any other provision of this Agreement to the contrary, if and in the event a right of indemnification under this Agreement arises in favor of APPM as a result of a breach by a specific Shareholder of a representation, warranty, or covenant particular to that Shareholder, then APPM shall first seek to enforce its rights of indemnification against, and indemnification from, the Shareholder who is in breach, and second, seek to enforce its rights of indemnification against, and indemnification from, the other Shareholders.

         Section 10.7 Survival.

                  (a) All of the respective obligations of the parties contained in this Agreement or in any other document delivered in accordance with and pursuant to this Agreement, including without limitation all covenants, agreements, indemnities, representations (other than with respect to the due authority of a party), and warranties (other than with respect to the due authority of a party), shall survive Closing for a period of twenty-four
(24) months; provided, however, that the limitation of this clause (a) shall not apply to claims involving fraud, intentional misrepresentations, title to the Shares, Taxes, Litigation and Healthcare Fraud, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto.

                  (b) If, within such twenty-four (24) month period (or longer period, if applicable), no written notice is given by one party to the other party of any alleged breach of a covenant, agreement, indemnification, representation, or warranty of the other party under this Agreement, then all liability of the other party, except as otherwise provided in this Agreement, shall terminate. If written notice of any alleged breach of a covenant, agreement, indemnification, warranty, or obligation is given to the other party within such twenty-four (24) month period (or longer period, if applicable), then the liability of the other party shall survive as to the matter(s) in question in such notice, and the liability of the other party as to all other matters shall cease, except as otherwise provided in this Agreement.

         Section 10.8 Release. Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Buyer and APPM shall be deemed, for all purposes, to have released each of the Shareholders from, and to have waived with respect to each of the Shareholders, all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses arising out of, in connection with, or resulting from any breach of fiduciary duty claim against any Shareholder in their capacity as a director or an officer of Company.

                                   ARTICLE XI

                             Intentionally Omitted

                                  ARTICLE XII

                                 MISCELLANEOUS

         Section 12.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 12.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the Transactions contemplated hereby shall be assignable by any party hereto, except an assignment by APPM to a wholly-owned subsidiary of APPM; provided that any such assignment shall not relieve APPM of its obligations hereunder. Notwithstanding the foregoing provision or any other provision in this Agreement, APPM's right to assign, transfer, convey, hypothecate or otherwise dispose of the Shares immediately after the Closing and at any time thereafter shall be unrestricted other than as required by federal and state securities laws for compliance therewith.

         Section 12.3 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Except as otherwise expressly provided herein, neither this Agreement nor any other agreement contemplated hereby or by the Transactions shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 12.4 Schedules and Exhibits. Company Disclosure Schedules and Exhibits attached to this Agreement are by this reference incorporated herein and made a part hereof.

         Section 12.5 Entire Agreement. Except as is expressly provided in writing, this Agreement and Transactions contemplated hereby and thereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 12.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 12.7 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing in accordance with the provisions of Section 10.7, and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Company, Shareholders or APPM pursuant to this Agreement shall be deemed to have been representations and warranties by Company, each Shareholder or APPM.

         SECTION 12.8 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS RULES OF THE STATE OF MARYLAND.

         Section 12.9 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 12.10 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 12.11 Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties to this Agreement intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         Section 12.12 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto except (a) to authorized representatives of said party and (b) to counsel, other advisers and immediate family members to said party provided that such advisers and immediate family members (other than counsel) agree to the confidentiality provisions of this Section 12.12, unless
(i) such information becomes available to or known by the public generally through no fault of the Company, Shareholders or APPM, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) the Company, Shareholders or APPM, as the case may be, shall, if possible, give prior written notice thereof to the other parties and provide the other parties with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such confidential information as a result of the transactions hereunder; provided that the foregoing shall not prohibit any disclosure by press release, filing or otherwise that APPM has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers.

         Section 12.13 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered, when delivered to the party to whom notice is sent, (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, or (iii) if delivered by nationally recognized overnight courier, at the close of the next business day following delivery to said overnight courier, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to APPM :               American Physician Partners, Inc.
                           3600 Chase Tower
                           2200 Ross Avenue
                           Dallas, TX  75201-2776
                           Attn:   Mark L. Wagar, President and CEO
                                   Paul M. Jolas, General Counsel and Sr. VP

with a copy to:            Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                           Dallas, Texas 75202
                           Attn:  Kenneth K. Bezozo, Esq.

If to Company
or Shareholders:           Drs. Wener, Boyle & Associates, P.A.
                           1020 Duke Street
                           Alexandria, Virginia 22314-3512
                           Attn:  Paul T. Lubar, M.D.

with a copy to :           Sherman, Meehan, Curtin & Ain
                           1900 M Street, NW, Suite 600
                           Washington, DC 20036
                           Attn:  Sam H. Roberson, Esq.

         Section 12.14 No Waiver. No party hereto shall by any act (except by written instrument pursuant to Section 12.1 of this Agreement), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 12.15 Intentionally Omitted.

         Section 12.16 Time of Essence. Time is of the essence of this Agreement.

         Section 12.17 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of anyone or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

         Section 12.18 Execution. Other than original stock certificates, this Agreement and any other documents related hereto, including exhibits and/or certificates, may be executed by facsimile signature page if promptly followed by delivery of an executed original.

         Section 12.19 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                                  ARTICLE XIII

                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" with respect to any Person shall mean a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APPM" shall have the meaning set forth in the preamble to this Agreement.

         "Best knowledge of APPM" and similar phrases shall mean with respect to APPM, the knowledge of Paul M. Jolas, in his capacity as Senior Vice President of APPM, and with respect to Ormond, the knowledge of Paul M. Jolas, in his capacity as Senior Vice President of Ormond, with the obligation to investigate and review the records and files pertaining to APPM and Ormond, as may be the case, but without further investigation.

         "Best knowledge of Company" and similar phrases shall mean the knowledge of Paul T. Lubar, M.D., in his capacity as President of the Company, and Larry W. Busching, in his capacity as General Manager of Company, with the obligation and duty to investigate and review the records and files pertaining to Company, but without further investigation.

         "Best knowledge of Shareholders" and similar phrases shall mean the knowledge of each respective Shareholder, without further investigation.

         "Claim Notice" shall have the meaning set forth in Section 10.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 1.4.

         "Closing Date" shall have the meaning set forth in Section 1.4.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Stock" shall mean the common stock of APPM, $.0001 par value.

         "Company" shall have the meaning set forth in the preamble to this Agreement.

         "Company Common Stock" shall have the meaning set forth in the preamble to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited balance sheet of Company as of June 30, 1998.

         "Company Current Financial Statements" shall mean the related statements of income, stockholders' equity and statements of cash flows of Company for the period ended June 30, 1998, and Company Current Balance Sheet.

         "Company Financial Statements" shall mean, collectively, Company Annual Financial Statements and Company Current Financial Statements.

         "Company Rights" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Company Annual Financial Statements" shall mean the unaudited balance sheet of Company as of December 31, 1997, and the related statements of income, stockholders' equity and statements of cash flows of Company for the year ended December 31, 1997.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular Person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section
2.13(g).

         "Current Policies" shall have the meaning set forth in Section 2.15.

         "Damages" shall have the meaning set forth in Section 10.1.

         "Election Period" shall have the meaning set forth in Section 10.3(a).

         "Employment Agreements" shall have the meaning set forth in Section 8.1(a).

         "Employee Benefit Plans" shall have the meaning set forth in Section 2.13.

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in Section
2.14(e).

         "Environmental Liabilities" shall have the meaning set forth in
Section 2.14(e).

         "ERISA" shall have the meaning set forth in Section 2.11.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Governmental Programs" shall have the meaning set forth in Section
2.19.

         "Hazardous Substances" shall have the meaning set forth in Section 2.14(e).

         "Indemnified Party" shall have the meaning set forth in Section
10.3(a).

         "Indemnifying Party" shall have the meaning set forth in Section
10.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section
10.3(d).

         "Insurance Policies" shall have the meaning set forth in Section 2.17.

         "IRS" shall mean the Internal Revenue Service.

         "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities, results of operations or prospects of the Person or Persons being referred to, taken as a whole (including its consolidated subsidiaries, if any), in consideration of all relevant facts and circumstances.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery, (v) contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and
(xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA ss.ss. 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA ss.ss. 1401 et seq.,
(iv) The Occupational Safety and Health Act, 29 USCA ss.ss. 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. ss.ss. 6992, et seq.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Ormond" shall have the meaning set forth in the recitals to this Agreement.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to Company in consideration of the performance of professional medical services including, but not limited to, Medicare and Medicaid Programs, insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Physician Employee" shall mean each physician employed by Company.

         "Private Programs" shall have the meaning set forth in Section 2.19.

         "Professional Assets" shall have the meaning set forth in Section 4.10 and described in Schedule 4.10.

         "Proprietary Rights" shall have the meaning set forth in Section 2.21.

         "Purchase Price" shall have the meaning set forth in Section 1.2 hereof.

         "Regulated Activity" shall have the meaning set forth in Section
2.14(e).

         "Schedules" shall mean the schedules attached hereto as of the date of this Agreement or otherwise delivered by Company pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Service Agreement" shall have the meaning set forth in Section
8.1(l).

         "Shareholder" shall have the meaning set forth in the recitals to this Agreement.

         "Shareholders" shall have the meaning set forth in the recitals to this Agreement.

         "Shareholders' Release" shall have the meaning set forth in Section 8.1(m).

         "Spin-Off Transaction" shall have the meaning set forth in Section
4.1.

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

         "Third Party Claim" shall have the meaning set forth in Section
10.3(a).


                                   * * * * *

                           [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to sign, or has signed, this Stock Purchase Agreement as of the date first written above.

                              APPM:


                              AMERICAN PHYSICIAN PARTNERS, INC.


                              By:
                                 --------------------------------------
                                 Paul M. Jolas, Senior Vice President


                              COMPANY:


                              WB&A IMAGING PARTNERS, INC.,
                              a Maryland corporation



                              By:
                                 --------------------------------------
                                 President


                              SHAREHOLDERS:


                              -----------------------------------------
                              Vimla Bhooshan, M.D.



                              -----------------------------------------
                              John B. DeGrazia, M.D.



                              -----------------------------------------
                              Edwin Goldstein, M.D.




                              -----------------------------------------
                              Paul T. Lubar, M.D.



                              -----------------------------------------
                              Calvin D. Neithamer, M.D.

                              -----------------------------------------
                              William P. O'Grady, M.D.



                              -----------------------------------------
                              Robert A. Olshaker, M.D.



                              -----------------------------------------
                              Stanley M. Perl, M.D.



                              -----------------------------------------
                              Michael S. Usher, M.D.



                              -----------------------------------------
                              Alan J. Kronthal, M.D.



                              -----------------------------------------
                              Steven A. Meyers, M.D.



                              -----------------------------------------
                              Victor A. Bracey, M.D.



                              -----------------------------------------
                              Larry W. Busching